Exhibit 99.1

Exterran Partners Reports First-Quarter 2014 Results

HOUSTON, May 6, 2014 – Exterran Partners, L.P. (NASDAQ: EXLP) today reported EBITDA, as further adjusted (as defined below), of $56.1 million for the first quarter 2014, compared to $59.0 million for the fourth quarter 2013 and $53.0 million for the first quarter 2013. Distributable cash flow (as defined below) was $36.1 million for the first quarter 2014, compared to $37.8 million for the fourth quarter 2013 and $37.1 million for the first quarter 2013.

Revenue was $121.0 million for the first quarter 2014, compared to $118.9 million for the fourth quarter 2013 and $106.1 million for the first quarter 2013.

Net income was $6.9 million, or $0.09 per diluted limited partner unit, for the first quarter 2014, compared to net income of $11.4 million, or $0.19 per diluted limited partner unit, for the fourth quarter 2013, and net income of $14.7 million, or $0.31 per diluted limited partner unit, for the first quarter 2013.

“First quarter highlights included increased operating horsepower levels as compared to prior quarter and prior year periods,” said Brad Childers, Chairman, President and Chief Executive Officer of Exterran Partners’ managing general partner. “In April 2014, we expanded our leading market position in natural gas contract operations services with the acquisition of compression assets from Midcon Compression, L.L.C., a subsidiary of Chesapeake Energy Corporation, which currently are being used to provide services to a subsidiary of Access Midstream Partners LP under a seven-year contract services agreement. Our goal is to continue to grow the Partnership through organic growth, executing our drop-down strategy with Exterran Holdings, and third-party acquisitions,” added Childers.

“We remain focused on improving our performance and eliminating the need for cost cap reimbursements from Exterran Holdings by the end of 2014. This goal is supported by continued work on performance improvement initiatives and further enhanced by the expected contribution from the MidCon acquisition,” said David Miller, Senior Vice President and Chief Financial Officer of Exterran Partners’ managing general partner.

For the first quarter 2014, Exterran Partners’ quarterly cash distribution was $0.5375 per limited partner unit, or $2.15 per limited partner unit on an annualized basis. The first-quarter 2014 distribution was $0.005 higher than the fourth-quarter 2013 distribution of $0.5325 per limited partner unit and $0.02 higher than the first-quarter 2013 distribution of $0.5175 per limited partner unit.

Conference Call Details
Exterran Partners and Exterran Holdings, Inc. will host a joint conference call on Tuesday, May 6, 2014, to discuss their first-quarter 2014 financial results. The call will begin at 11:00 a.m. Eastern Time.

To listen to the call via a live webcast, please visit Exterran’s website at www.exterran.com. The call will also be available by dialing 800-446-2782 in the United States and Canada, or +1-847-413-3235 for international calls. Please call approximately 15 minutes prior to the scheduled start time and reference Exterran conference call number 37122286.

A replay of the conference call will be available on Exterran’s website for approximately seven days. Also, a replay may be accessed by dialing 888-843-7419 in the United States and Canada, or +1-630-652-3042 for international calls. The access code is 37122286#.

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EBITDA, as further adjusted, a non-GAAP measure, is defined as net income (loss) (a) excluding income taxes, interest expense (including debt extinguishment costs and gain or loss on termination of interest rate swaps), depreciation and amortization expense, impairment charges, restructuring charges, expensed acquisition costs, other charges and non-cash selling, general and administrative (“SG&A”) costs (b) plus the amounts reimbursed to us by Exterran Holdings as a result of caps on cost of sales and SG&A costs provided in the omnibus agreement to which Exterran Holdings and Exterran Partners are parties (the “Omnibus Agreement”), which amounts are treated as capital contributions from Exterran Holdings for accounting purposes.

In the first quarter of 2014, we revised our definition of EBITDA, as further adjusted, to add back expensed acquisition costs. This adjustment was made because management uses the resulting EBITDA, as further adjusted, as a supplemental measure to review current period operating performance. EBITDA, as further adjusted, for all periods presented have been restated to exclude these amounts for comparison purposes.

Distributable cash flow, a non-GAAP measure, is defined as net income (loss) (a) plus depreciation and amortization expense, impairment charges, restructuring charges, expensed acquisition costs, non-cash SG&A costs, interest expense and any amounts reimbursed to us by Exterran Holdings as a result of the caps on cost of sales and SG&A costs provided in the Omnibus Agreement, which amounts are treated as capital contributions from Exterran Holdings for accounting purposes, (b) less cash interest expense (excluding amortization of deferred financing fees, amortization of debt discount and non-cash transactions related to interest rate swaps) and maintenance capital expenditures, and (c) excluding gains/losses on asset sales and other charges.

Gross Margin, a non-GAAP measure, is defined as total revenue less cost of sales (excluding depreciation and amortization expense). Gross margin percentage is defined as gross margin divided by revenue.

About Exterran Partners
Exterran Partners, L.P. is the leading provider of natural gas contract operations services to customers throughout the United States.  Exterran Holdings, Inc. (NYSE: EXH) owns an equity interest in Exterran Partners, including all of the general partner interest.  For more information, visit www.exterran.com.

Forward-Looking Statements
All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Exterran Partners’ control, which could cause actual results to differ materially from such statements. Forward-looking information includes, but is not limited to: Exterran Partners’ financial and operational strategies and ability to successfully effect those strategies; Exterran Partners’ expectations regarding future economic and market conditions; Exterran Partners’ financial and operational outlook and ability to fulfill that outlook; demand for Exterran Partners’ services and growth opportunities for those services; statements relating to the new contract and customer relationship with Access Midstream Partners LP, and the expected benefits therefrom; the expected benefits of performance improvement initiatives; and Exterran Partners’ goal to eliminate the need for cost cap reimbursements, and the timing thereof.

While Exterran Partners believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business.  Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: local, regional and national economic conditions and the impact they may have on Exterran Partners and its customers; changes in tax laws that impact master limited partnerships; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained decrease in the price of oil or natural gas; changes in economic conditions in key operating markets; changes in safety, health, environmental and other regulations; the failure of any third party to perform its contractual obligations; and the performance of Exterran Holdings.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Exterran Partners’ Annual Report on Form 10-K for the year ended December 31, 2013 and those set forth from time to time in Exterran Partners’ filings with the Securities and Exchange Commission, which are available at www.exterran.com.  Except as required by law, Exterran Partners expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE
Exterran Partners, L.P.

EXTERRAN PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013

Revenue	$121,046	$118,870	$106,062

Costs and expenses:
Cost of sales (excluding depreciation and amortization)	53,203	52,706	47,052
Depreciation and amortization	27,921	26,817	22,706
Long-lived asset impairment	2,486	2,101	1,540
Restructuring charges	379	-	-
Selling, general and administrative	19,376	17,213	12,607
Interest expense	9,689	9,610	7,424
Other (income) expense, net	871	(1,165)	(407)
Total costs and expenses	113,925	107,282	90,922
Income before income taxes	7,121	11,588	15,140
Provision for income taxes	182	229	407
Net income	$6,939	$11,359	$14,733

General partner interest in net income	$2,604	$2,175	$1,772

Limited partner interest in net income	$4,335	$9,184	$12,961

Weighted average limited partners' units outstanding:
Basic	49,429	49,411	42,278

Diluted	49,435	49,435	42,283

Earnings per limited partner unit:
Basic	$0.09	$0.19	$0.31

Diluted	$0.09	$0.19	$0.31

EXTERRAN PARTNERS, L.P.
UNAUDITED SUPPLEMENTAL INFORMATION
(In thousands, except per unit amounts, percentages and ratios)

	Three Months Ended
	March 31,		December 31,		March 31,
	2014		2013		2013

Revenue	$121,046		$118,870		$106,062

Gross margin (1)	$67,843		$66,164		$59,010
Gross margin percentage	56%		56%		56%

EBITDA, as further adjusted (1)	$56,052		$59,013		$52,995
% of revenue	46%		50%		50%

Capital expenditures	$52,950		$53,247		$32,669
Less: Proceeds from sale of property, plant and equipment	(1,118)		(10,885)		(4,605)
Net capital expenditures	$51,832		$42,362		$28,064

Distributable cash flow (2)	$36,143		$37,849		$37,106

Distributions declared for the period per limited partner unit	$0.5375		$0.5325		$0.5175
Distributions declared to all unitholders for the period, including incentive distribution rights	$33,093		$28,840		$27,598
Distributable cash flow coverage (3)	1.09	x	1.31	x	1.34	x
Distributable cash flow coverage (without the cost cap benefit) (3)	0.91	x	1.02	x	1.15	x

	March 31,		December 31,		March 31,
	2014		2013		2013

Debt	$801,595		$757,955		$732,548
Total partners' capital	574,231		591,755		600,954

(1) Management believes EBITDA, as further adjusted, and gross margin provide useful information to investors because these non-GAAP measures, when viewed with our GAAP results and accompanying reconciliations, provide a more complete understanding of our performance than GAAP results alone. Management uses these non-GAAP measures as supplemental measures to review current period operating performance, comparability measures and performance measures for period to period comparisons. In addition, management uses EBITDA, as further adjusted, as a valuation measure.

(2) Management uses distributable cash flow, a non-GAAP measure, as a supplemental performance and liquidity measure. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

(3) Defined as distributable cash flow divided by distributions declared to all unitholders for the period, including incentive distribution rights.

EXTERRAN PARTNERS, L.P.
UNAUDITED SUPPLEMENTAL INFORMATION
(In thousands, except per unit amounts)

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013

Reconciliation of GAAP to Non-GAAP Financial Information:

Net income	$6,939	$11,359	$14,733
Depreciation and amortization	27,921	26,817	22,706
Long-lived asset impairment	2,486	2,101	1,540
Restructuring charges	379	-	-
Selling, general and administrative	19,376	17,213	12,607
Interest expense	9,689	9,610	7,424
Other (income) expense, net	871	(1,165)	(407)
Provision for income taxes	182	229	407
Gross margin (1)	67,843	66,164	59,010
Cap on operating costs provided by Exterran Holdings ("EXH")	2,536	3,938	3,503
Cap on selling, general and administrative costs provided by EXH	3,620	4,412	1,854
Expensed acquisition costs (in Other (income) expense, net)	1,544	246	575
Non-cash selling, general and administrative costs	756	301	253
Less: Selling, general and administrative	(19,376)	(17,213)	(12,607)
Less: Other income (expense), net	(871)	1,165	407
EBITDA, as further adjusted (1)	56,052	59,013	52,995
Less: Provision for income taxes	(182)	(229)	(407)
Less: Gain on sale of property, plant and equipment (in Other (income) expense, net)	(673)	(1,342)	(935)
Less: Cash interest expense	(8,838)	(8,774)	(6,198)
Less: Maintenance capital expenditures	(10,216)	(10,819)	(8,349)
Distributable cash flow (2)	$36,143	$37,849	$37,106

Cash flows from operating activities	$45,403	$30,031	$32,676
(Provision for) benefit from doubtful accounts	(376)	(149)	385
Cap on operating costs provided by EXH	2,536	3,938	3,503
Cap on selling, general and administrative costs provided by EXH	3,620	4,412	1,854
Expensed acquisition costs	1,544	246	575
Restructuring charges	379	-	-
Payments for settlement of interest rate swaps that include financing elements	(913)	(936)	-
Maintenance capital expenditures	(10,216)	(10,819)	(8,349)
Change in assets and liabilities	(5,834)	11,126	6,462
Distributable cash flow (2)	$36,143	$37,849	$37,106

Net income	$6,939	$11,359	$14,733
Long-lived asset impairment	2,486	2,101	1,540
Restructuring charges	379	-	-
Expensed acquisition costs	1,544	246	575
Net income, excluding items	$11,348	$13,706	$16,848

Diluted earnings per limited partner unit	$0.09	$0.19	$0.31
Adjustment for items per limited partner unit	0.08	0.04	0.05
Diluted earnings per limited partner unit, excluding items (1)	$0.17	$0.23	$0.36

(1) Management believes EBITDA, as further adjusted, diluted earnings per limited partner unit, excluding items, and gross margin provide useful information to investors because these non-GAAP measures, when viewed with our GAAP results and accompanying reconciliations, provide a more complete understanding of our performance than GAAP results alone. Management uses these non-GAAP measures as supplemental measures to review current period operating performance, comparability measures and performance measures for period to period comparisons. In addition, management uses EBITDA, as further adjusted, as a valuation measure.

(2) Management uses distributable cash flow, a non-GAAP measure, as a supplemental performance and liquidity measure. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

EXTERRAN PARTNERS, L.P.
UNAUDITED SUPPLEMENTAL INFORMATION
(In thousands, except percentages)

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013

Total available horsepower (at period end) (1)	2,446	2,417	2,352

Total operating horsepower (at period end) (1)	2,270	2,264	2,239

Average operating horsepower	2,269	2,242	1,982

Horsepower Utilization:
Spot (at period end)	93%	94%	95%
Average	93%	93%	95%

Total available U.S. contract operations horsepower of Exterran Holdings and Exterran Partners (at period end)	3,476	3,429	3,389

Total operating U.S. contract operations horsepower of Exterran Holdings and Exterran Partners (at period end)	2,901	2,884	2,902

(1) Includes compressor units leased from Exterran Holdings with an aggregate horsepower of approximately 106,000, 109,000 and 81,000 at March 31, 2014, December 31, 2013 and March 31, 2013, respectively. Excludes compressor units leased to Exterran Holdings with an aggregate horsepower of approximately 9,000, 8,000 and 12,000 at March 31, 2014, December 31, 2013 and March 31, 2013, respectively.